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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 21, 2006

RTO HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	0-15579	87-0348444
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

12890 Hilltop Road, Argyle, Texas	76226
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  972-985-4015

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Section 5—Corporate Governance and Management

Item 5.01  Changes in Control of Registrant.

On June 21, 2006, Jeff Jenson, an individual, (“Jenson” entered into a Stock Purchase Agreement with Halter Financial Investments, L.P., a Texas limited partnership (“HFI”)  (the “Stock Purchase Agreement”), pursuant to which Jenson sold 110,000 shares of  RTO Holdings, Inc., f/k/a LenTec Imaging, Inc., (the “Company”), common capital stock, par value $.0001 per share, to HFI for an aggregate purchase price of $650,000.  Neither Jenson, the Company, nor any of its affiliates have any relationship with HFI or any of its affiliates other than in respect of the Stock Purchase Agreement.  Following its purchase of the shares pursuant to the Stock Purchase Agreement, HFI became the holder of approximately 98% of the Company’s issued and outstanding common capital stock.

The transaction required the Company to redomicile in Nevada, increase its authorized capital shares and change the Company’s name.  In summary, the Company completed the following actions:

1.

Reverse split the currently issued and outstanding common stock of the Company on a

1,000 to 1 ratio, with no shareholder being reversed to less than a round lot of 100 shares.

2.

Changed the domicile of LenTec Imaging, Inc. from the state of Utah to the State of

Nevada which required new Articles of Incorporation that provided for the following:

(a)

Increase the authorized capital so the total number of shares of Common Stock the Company is authorized to issue is One Hundred Million (100,000,000) shares, par value $0.001 and the total number of shares of Preferred Stock the Company is authorized to issue is Ten Million (10,000,000) shares with $0.001 par value, in such series and designations as may be authorized by the Board of Directors.

(b)

Change the name of the Company to RTO Holdings, Inc.

Details of these actions are available in the Company’s Definitive 14C Information Statement filed with the Securities and Exchange Commission on May 26, 2006.  To reflect the above actions, the Company’s symbol on the OTC Bulletin Board will change effective June 21, 2006 to “RTOH.”

A further condition of the HFI transaction was the sale of 1,335,000 post split shares of common stock of the Company to HFI  and the sale of 25,000 post split shares of common stock of the Company to a party identified by Tryant, LLC, an entity owned and controlled by Jeff Jenson. The sale of shares referenced therein was at a price of $0.01 per share.

Upon closing the HFI transaction, current officers and directors of the Company appointed Mr. Timothy P. Halter to the Board of Directors and then resigned as officers and directors of the Company, leaving Mr. Halter as the sole officer and director.

HFI used “working capital” to purchase the stock.  As used herein, the term “working capital” includes income from the business operations of HFI plus sums borrowed from, among other sources, banks and brokerage firm margin accounts, to operate HFI in general.  Before the execution of the Stock Purchase Agreement, the Company’s controlling stockholder was Jenson.

As a result of the change in control, the Company has changed its address and telephone number to RTO Holdings, Inc., 12890 Hilltop Road, Argyle, Texas 76226, Phone  972-233-0300, Fax   940-455-7337.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Directors and Executive Officers

On June 21, 2006, upon the execution of the Stock Purchase Agreement, Jeff Jenson, the sole director, adopted resolutions electing Timothy P. Halter to the Company’s board of directors and as Chief Executive Officer, President, Chief Financial Officer and Secretary of the Company and Mr.  Jenson resigned from the Company’s board of directors.

Below is information on the business experience of Mr. Halter.

Timothy P. Halter: Since 1995, Mr. Halter has been the President and the sole stockholder of Halter Financial Group. a Dallas, Texas based consulting firm specializing in the area of mergers, acquisitions and corporate finance.  Mr. Halter currently serves as a director of DXP Enterprises, Inc., a public corporation (Nasdaq: DXPE), and as an officer and director of MGCC Investment Strategies, Inc., a Nevada corporation, Nevstar Corporation, a Nevada corporation, and Robcor Properties, Inc,, a Florida corporation, each of whose securities are traded on the OTCBB.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

RTO HOLDINGS, INC.

/s/ Timothy P. Halter

Timothy P. Halter,

Sole Officer

DATED:  June 21, 2006

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